Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 33-20273 on Form S-8 of Firebrand Financial Group, Inc. of our report dated July 3, 2001, as amended on August 31, 2001, relating to the consolidated statements of financial condition of Firebrand Financial Group, Inc. and subsidiaries as of January 31, 2001, and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 2001, and all related schedules, as amended by the replacement of Note 18 thereto contained in those same financial statements set forth on the Form 10-K/A of Firebrand Financial Group, Inc. for the year ended January 31, 2001.

Our report dated July 3, 2001, as amended on August 31, 2001, contains an explanatory paragraph that states that the Company's operations for fiscal 2001 have consumed substantial amounts of cash and have generated significant net losses which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

KPMG LLP

New York, New York

July 10, 2001, except as to Note 18 (Unaudited), which is as of August 31, 2001